EXHIBIT 3.01

RESTATED
CERTIFICATE OF INCORPORATION
OF
URS CORPORATION

(Pursuant to Section 245 of the General Corporation Law of the State of Delaware)

JOSEPH MASTERS DOES HEREBY CERTIFY:

First: This corporation was originally incorporated in the State of Delaware on February 13, 1976 as “URS DELAWARE, INC.”

Second: He is the duly elected and acting Secretary of URS Corporation, a Delaware corporation.

Third: This Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the corporation in accordance with Section 245 of the General Corporation Law of the State of Delaware (“DGCL”).

Fourth: This Restated Certificate of Incorporation, in accordance with Section 245 of the DGCL, only integrates and restates, and does not further amend, the provisions of the corporation’s Certificate of Incorporation as theretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

Fifth: The Certificate of Incorporation of this corporation is hereby restated to read in full as follows:

I.

The name of this corporation is:  URS Corporation (the “Corporation”).

II.

The Corporation’s registered office is located at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle.  The name of the Corporation’s registered agent at that address is The Corporation Trust Company.

III.

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

IV.

The total number of shares of all classes of stock which the Corporation has the authority to issue is Two Hundred Three Million (203,000,000) shares, consisting of two classes to be designated respectively “common” and “preferred.”  The number of common shares authorized is Two Hundred Million (200,000,000) shares, $0.01 par value per share.  The number of preferred shares authorized is Three Million (3,000,000) shares, $0.01 par value per share.

The preferred shares may be issued from time to time in one or more series.  The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of preferred shares, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares then outstanding.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote in the election of directors.

V.

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized, by resolution passed by a majority of the whole board, to make, amend, alter or repeal the by-laws of this Corporation.

VI.

This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in any manner now or hereafter prescribed by law, and all rights herein conferred upon the stockholders are granted subject to this reservation.

VII.

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned  in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

VIII.

Meetings of stockholders may be held outside the State of Delaware, if the by-laws so provide.  The books of this Corporation may be kept (subject to any provision of law) outside of the State of Delaware.  Elections of directors need not be by ballot unless the by-laws of this Corporation shall so provide.

IX.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL.  Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

In Witness Whereof, URS Corporation has caused this Restated Certificate of Incorporation to be signed by its Secretary this 9th day of September, 2008.

URS Corporation

By:	/s/ Joseph Masters
Joseph Masters
Secretary